EXHIBIT 10.7

AMENDMENT TO RESTRICTED STOCK AGREEMENT

This Amendment to Restricted Stock Agreement (the “Amendment”) is dated March 8, 2011, between National Penn Bancshares, Inc., a Pennsylvania business corporation (“National Penn”) and Michael J. Hughes (the "Grantee").

BACKGROUND

1.           On February 1, 2010, National Penn granted to the Grantee an aggregate of 26,000 shares of common stock of National Penn (the “Restricted Stock”) pursuant to the National Penn Bancshares, Inc. Long-Term Incentive Compensation Plan (the “Plan”).

2.           In connection with the Restricted Stock grant, National Penn and the Grantee entered into a certain Restricted Stock Agreement dated February 1, 2010 (the “Grant Agreement”), which provided applicable terms and conditions as set forth therein.

3.           Pursuant to section 15.2 of the Plan, the Compensation Committee of National Penn’s Board of Directors (the “Board”) or any successor committee designated by the Board to administer the Plan (the “Committee”) may amend or modify any outstanding awards (e.g., Restricted Stock) in any manner to the extent that the Committee would have had the authority to initially make such an award; including, removing transfer or vesting restrictions on such awards.  However, any proposed amendment shall not alter or impair an outstanding award in a materially adverse manner, unless the Committee receives consent of the award recipient.

4.           National Penn and the Grantee now desire to amend the Grant Agreement as hereinafter set forth, which does not alter or impair the Restricted Stock in a materially adverse manner.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained herein, and each intending to be legally bound, National Penn and the Grantee agree to amend the Grant Agreement as follows:

1.           Background.  The matters set forth in the “Background” section of this Amendment are incorporated by reference herein.

2.           Amendment.  The language of Section 3 is deleted in its entirety and replaced with the following:

TARP Compliance Period

Notwithstanding anything herein to the contrary (and in particular, the vesting and transfer restriction schedules contained in Section 2(a) of this Agreement), all restrictions shall lapse with respect to all of the shares of Restricted Stock (and such shares shall become fully vested) at such time when the Corporation repurchases 100% of its total senior preferred stock from the U.S. Department of Treasury purchased pursuant to TARP.

3.           Ratification.  As amended hereby, the Grant Agreement is hereby ratified, confirmed and approved.

4.           Governing Law.  This Amendment shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

NATIONAL PENN BANCSHARES, INC.	GRANTEE
By: /s/ J. Ralph Borneman, Jr. J. Ralph Borneman, Jr. Chairman, Compensation Committee	/s/ Michael J. Hughes Michael J. Hughes

Witness: /s/ H. Anderson Ellsworth